Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2005 Stock Incentive Plan of Cynosure, Inc., of our reports dated March 8, 2013, with respect to the consolidated financial statements of Cynosure, Inc. and the effectiveness of internal control over financial reporting of Cynosure, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 2, 2013